EXHIBIT 5.1

Law Offices of
Anderson Call & Wilkinson
A Professional Corporation
1200 Eagle Gate Tower
60 East South Temple
Salt Lake City, Utah 84111
Telephone: (801) 533-9645
Fax: (801) 220-0625

January 8, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549                                                                           VIA ELECTRONIC TRANSMISSION

Re:           MVP Network, Inc.

Ladies and Gentlemen:

I refer to the registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), to be filed by Unico, Incorporated, an Arizona corporation (the “Company”), with the Securities and Exchange Commission on January 8, 2009.

I have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officers, and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on my examination mentioned above, I am of the opinion that the securities being registered to be sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving the foregoing consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/ Robert N. Wilkinson

Robert N. Wilkinson